UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 19, 2012
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EZCORP, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1901 Capital Parkway, Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)	EZCORP, Inc. has appointed Jeffrey S. Byal as Vice President, Controller and Chief Accounting Officer (principal accounting officer), effective June 19, 2012.

Mr. Byal, age 47, has 25 years of experience in accounting, treasury, finance, financial planning and analysis, as well as information technology, employee services and operations leadership. Mr. Byal is a Certified Public Accountant. Since October 2011, Mr. Byal has served as a consultant to Change Capital, Inc., EZCORP's investment arm, focusing on due diligence and strategic and financial analysis related to international acquisitions. He previously spent three years at MSI Systems Integrators, Inc., a leading provider of information technology solutions, products and services, where he served as Executive Vice President and Chief Financial Officer. Prior to his time at MSI, Mr. Byal spent approximately two years as Senior Vice President and Chief Financial Officer at Pamida, a privately-held company that owns and operates more than 200 general merchandise and pharmacy stores, primarily in the Midwest. Before joining Pamida, Mr. Byal held the chief financial officer positions at Giftcertificates.com, Gordmans, Inc., Appriss, Inc., and Priceweber Marketing Communications Inc.

Under the terms of his employment, Mr. Byal will receive an annual salary of $325,000 and a target bonus of 50% of base salary. Mr. Byal will also be eligible for benefits typically provided to the company's vice presidents, including a severance plan that provides for salary continuation for a period of six months if the company terminates his employment without cause.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date: June 25, 2012                            By:    /s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President,
General Counsel and Secretary